Exhibit 14.1

Sonus Networks, Inc.
Code of Conduct

Sonus Networks, Inc. (“Sonus” or the “Company”) strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations.  Sonus believes that it is imperative that its officers, directors and employees act at all times in an honest and ethical manner in connection with their service to Sonus.  The principles of integrity, accountability and fair dealing are the cornerstone of the Company’s business, and are critical to its future success.

The following information constitutes the Company’s corporate Code of Conduct, which applies to all Sonus officers, directors and employees.  This Code of Conduct (the “Code”) is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing standards.

All references to “Sonus” or the “Company” in this Code should be read to include the Company’s subsidiaries.  While this Code cannot anticipate every possible situation or cover every topic in detail, it sets out basic principles to guide officers, directors and employees in the course of performing their duties and responsibilities to the Company.  If you have a question about a topic covered in this Code or a concern regarding any possible illegal or unethical conduct or any violation of this Code, please promptly contact your immediate supervisor.  You may also contact the General Counsel or other member of the Company’s senior management, the Employee Hotline (including on an anonymous basis, if desired), or the Company’s Audit Committee where appropriate.  The Company will treat as confidential, to the extent possible, all information received from any individual with respect to a possible ethical issue or illegal act and will not take any retributive or retaliatory action against any individual who discloses such information in good faith.

I.                                         Compliance with Applicable Laws, Rules and Regulations

Sonus is committed to conducting its business in compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters.  All Sonus officers, directors and employees are expected at all times to conduct their activities on behalf of Sonus in accordance with this principle.  Any violation of applicable laws, rules or regulations, this Code or any other Company policy or procedure by a Sonus employee, officer or director should be reported immediately to your supervisor, the General Counsel or other member of the Company’s senior management, the Employee Hotline or the Audit Committee where appropriate.

As a public reporting company, with our common stock trading on the Nasdaq National Market, the Company is subject to regulation by the Securities and Exchange Commission and Nasdaq and must comply with federal securities laws and regulations, as well as applicable federal, state, local and international laws.  Sonus insists on compliance with both the spirit and the letter of these laws and regulations.

II.                                     Conflicts of Interest

A “conflict of interest” exists any time the personal interest (financial or otherwise) of an employee, officer or director conflicts with the interest of Sonus.  A conflict of interest also exists when an employee, officer or director takes actions or has interests that make it difficult to perform objectively and effectively his or her duties on behalf of Sonus.  Conflicts of interest can also arise when an employee, officer or director or any member of his or her family receives improper benefits because of his or her position in the Company.  For example, a conflict of interest may arise where an employee, officer or director or any member of his or her immediate family member acquires a financial interest in, or accepts employment with, any entity doing business with the Company if the interest or employment could conflict with his or her duties to the Company and the performance of such duties.  It is usually a conflict of interest for an employee, officer or director to work simultaneously, even on a part-time or temporary basis, for a competitor, customer or supplier of the Company as an employee, consultant, contractor or board member.  Conflicts of interest may not always be apparent, so if an employee, officer or director has a question regarding whether a particular situation is a conflict of interest, he or she should consult with his or her immediate supervisor or contact the General Counsel.

It is important that employees, officers and directors act with great care to avoid even the appearance that their actions were not in the Company’s best interests.  This obligation applies to both business relationships and personal activities.  If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify the Company’s management immediately.  Directors are required to immediately report any real or perceived conflict of interest to the non-executive Chairman of the Board of Directors.

The Board of Directors or an appropriate committee of the Board after full disclosure may approve a conflict of interest, and such an approval will not constitute a waiver of this Code.  The Chief Executive Officer, Chief Financial Officer or the General Counsel of the Company may approve conflicts of interest related to employees other than executive officers.

III.                                 Gifts and Gratuities

An employee, officer or director and his or her immediate family members cannot accept material gifts or favors that could create the appearance that such individual’s business judgment could be affected by the receipt of such gifts or favors.  An employee, officer or director or his or her immediate family can accept gifts of nominal value from existing sources, prospective sources and persons, firms or companies with whom the Company does or might do business, unless such gift could reasonably be viewed as a bribe or is otherwise improper.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage.  Employees, officers and directors cannot offer or give gifts or favors to any employee, officer or director of a competitor, supplier or customer of the Company, or a member of such person’s immediate family, if the gifts or favors might place the recipient under any obligation to an employee, officer or director of the Company or to the Company, the gift or favor could reasonably be viewed as a bribe or is otherwise improper.

All employees, officers and directors are subject to the Foreign Corrupt Practices Act Policy then in effect.  Any question as to whether a gift or favor would be considered improper must be discussed with the General Counsel.

IV.                                Employee Conduct

Sonus is committed to fostering a work environment in which all individuals are treated with respect and dignity. Employees are expected to maintain a working environment that encourages mutual respect, promotes civil and congenial relationships among employees and is free from all forms of harassment or violence. This is a compulsory element of employment at Sonus and applies to all employees, officers and directors equally.

Employees have the right to conduct their work safely and without disorderly or undue interference from other employees. The Company prohibits employees from violating this right of their co-workers.

V.                                    Corporate Opportunities

The Company’s employees, officers and directors owe a duty to Sonus to advance its legitimate interests when the opportunity to do so arises.  For this reason, such persons are prohibited from taking “corporate opportunities” for themselves, including business opportunities which could be construed as related to an existing or reasonably anticipated future activity of Sonus.  Accordingly, the Company’s employees, officers and directors are prohibited, without the prior consent of the Company’s Board of Directors after full disclosure has been provided to the Board about the opportunity, from (1) taking for themselves personally opportunities that are discovered through the use of Sonus property, information or position, (2) using the Company’s property or information or his or her position for improper personal gain, or (3) competing with Sonus.  Such persons are also prohibited from using Sonus property, information or position for personal gain.

VI.                                Fair Dealing

Sonus expects its employees, officers and directors to deal fairly with the Company’s financial institutions, suppliers, vendors, competitors, agents and employees; to base business relationships on lawful, efficient and fair practices; and to use only ethical practices when dealing with actual or potential financial institutions, vendors, competitors, agents, employees and other parties.  It is the obligation of every Sonus employee, officer and director to conduct business in a manner that avoids even the appearance of ethical or legal impropriety and is consistent with all applicable laws and regulations.  Specifically, no Sonus employee, officer or director should do any of the following:

•                                          Give, offer or accept anything of value from any current or potential financial institution, supplier or vendor as an inducement for or in return for business or preferential treatment; or

•                                          Take advantage of any financial institution, supplier, competitor or employee through manipulation, concealment, abuse of privileged information, fraud, misrepresentation of material facts, or any other unfair business practice.

VII.                            Confidential Information

All Sonus employees, officers and directors are required to maintain the confidentiality of all non-public information (regardless of the method of communication) that they receive or have access to during their employment or service with Sonus, except when disclosure is authorized or legally mandated in which case such person is required to obtain the written consent of the General Counsel prior to such disclosure.  This obligation applies not only to confidential information about Sonus, but also to confidential information about its financial institutions, suppliers, business partners and employees.  You are also prohibited from disclosing confidential information that you obtained at a previous employer, including, but not limited to, trade secrets.

During and following your employment at Sonus, you shall not directly or indirectly publish, disclose, describe or communicate confidential information, or authorize anyone else to do so for any purpose.  You are responsible for avoiding the release of non-public information.  Should you have any questions regarding your confidentiality obligations, you should seek guidance from Sonus management.

VIII.                        Insider Trading

Employees, officers and directors who have access to confidential information cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of the Company’s business.  All employees, officers and directors are subject to the Company’s Insider Trading Policy then in effect.  The Company will deal firmly with all instances of insider trading.  If an employee, officer or director has any questions regarding non-public information and the use of such information or the Company’s Insider Trading Policy then in effect, he or she should contact the General Counsel.

IX.                                Financial Reporting and Accuracy of Company Records

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements are fundamental to the Company’s continued and future business success.

Corporate transactions should be promptly and accurately entered into the Company’s books in accordance with generally accepted accounting practices and principles, including accurate recording of all labor and material costs (including contract work, internal research and development, and bid and proposal work).  No director, officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner.  In addition, no director, officer or employee may create any false, misleading or artificial documentation or book entry for any transaction entered into by the Company.  Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

Any employee, officer or director who has concerns about any questionable accounting and auditing matters should contact his or her manager, the Chief Financial Officer, the Principal Accounting Officer, the General Counsel or other member of senior management, the Employee Hotline or the Audit Committee as appropriate.

X.                                    Quality of Public Disclosures

The Company is committed to providing its stockholders with complete and accurate information about its financial condition, results of operations and other matters as required by the securities laws of the United States.  It is the Company’s policy that reports and documents it files with the Securities and Exchange Commission, and its earnings releases and other public communications made by the Company, include fair, timely and understandable disclosure.  Officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled.  The Company’s senior management is primarily responsible for monitoring the Company’s public disclosures and implementing internal controls and disclosure controls and procedures, subject to Board of Directors oversight.

All employees, officers and directors are subject to the External Communications Policy then in effect.  Any employee, officer or director who has concerns about any aspect of the Company’s financial or other disclosures should contact his or her manager, the Chief Financial Officer, the Principal Accounting Officer, the General Counsel or other member of senior management, the Employee Hotline or the Audit Committee as appropriate.

XI.                                Political and Government Activity

The Company has interests at stake at the federal, state, local and international levels.  The Company may choose to express its corporate opinion on local and national issues that affect its business, but the Company will be mindful of its legal and ethical obligations in political matters and will abide by all relevant laws and regulations.

The Company supports and encourages employee rights to participate in civic affairs and the political process on an individual basis.  The Company, however, does not permit the use of corporate resources or time for personal political activities unless prior approval has been granted by either the Chief Financial Officer or the General Counsel.

XII.                            Protection and Proper Use of Company Assets

Loss, theft and misuse of the Company’s assets have a direct impact on the Company’s business and its profitability.  Directors, officers and employees are expected to protect the Company’s assets — such as electronic communications systems, information resources, intellectual property, material, facilities and equipment — that are entrusted to them and to protect the Company’s assets in general.

Directors, officers and employees are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes.  It is recognized, however, that occasional personal use of equipment by employees, officers and directors may occur without adversely affecting the interests of the Company.

XIII.                        Raising Questions and Concerns

Directors, employees and officers are encouraged to talk to immediate supervisors or the General Counsel or contact the Employee Hotline (including anonymously if desired) when unsure about the best course of action to take in a particular situation.  In addition, any such individual must promptly report suspected or known violations of applicable laws, rules, regulations or this Code to immediate supervisors, the General Counsel or other member of the Company’s senior management, the Employee Hotline or the Audit Committee where appropriate.  While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction.

The Company prohibits retaliation against any individual who reports ethical or other misconduct in good faith.  All questions and concerns will be kept confidential to the extent reasonably possible. If a situation requires that the identity of an individual reporting any such misconduct not be disclosed, the Company will protect the anonymity of such individual to the extent legally possible.

XIV.                       Waivers of the Code of Conduct

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed as required by law or by the Securities and Exchange Commission or Nasdaq regulations.  Waivers of this Code for a non-officer employee may be made by the President or Chief Financial Officer only upon the employee making full disclosure in advance of the transaction in question.

XV.                           Violations of the Code of Conduct

Allegations of Code violations will be reviewed and investigated by the Company’s Legal Department, or, in appropriate circumstances, by the Company’s Audit Committee.  Failure to comply with this Code or any applicable law, regulation, policy or procedure may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment or Board of Directors service.

XVI.                       Amendments

This Code may be amended, altered or terminated by the Board of Directors at any time for any reason.  The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.